AMENDED AND RESTATED
ADMINISTRATION AND BUSINESS MANAGEMENT AGREEMENT

THIS AGREEMENT, made as of the 1st day of November, 2012, by and between Hawaiian Tax-Free Trust (the "Trust"), a Massachusetts business trust, 380 Madison Avenue, Suite 2300, New York, New York 10017 and Aquila Investment Management LLC (the "Administrator/Business Manager"), a New York corporation, 380 Madison Avenue, Suite 2300, New York, New York 10017.

W I T N E S S E T H

WHEREAS, the Trust and the Administrator/Business Manager wish to amend the Administration Agreement between them dated October 30, 1995 so that it shall be as herein set forth (referred to hereafter as "this Agreement");

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  In General.

The Administrator/Business Manager shall perform (at its own expense) the functions set forth more fully herein for the Trust and for the investment adviser for the Trust (the "Adviser").

2.  Duties and Obligations of the Administrator/Business Manager.

(a)           Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Administrator/Business Manager shall provide all administrative and management services to the Trust other than those services relating to the investment management of the portfolio of the Trust; as part of such duties, the Administrator/Business Manager shall:

(i)	provide office space, personnel, facilities and equipment for the performance of the following functions and for the maintenance of the headquarters of the Trust;

(ii)
oversee all relationships between the Trust and its transfer agent, custodian, legal counsel, auditors and principal underwriter, including the negotiation of agreements in relation thereto, the supervision and coordination of the performance of such agreements, and the overseeing of all administrative and management matters which are necessary or desirable for the effective operation of the Trust and for the sale, servicing or redemption of the Trust's shares;

(iii)
provide to the Adviser and the Trust statistical and other factual information and advice regarding economic factors and trends, but shall not generally furnish advice or make recommendations regarding the purchase or sale of securities;

(iv)
maintain the Trust's books and records (other than accounting books and records), and prepare (or assist counsel and auditors in the preparation of) all required proxy statements, reports to the Trust's shareholders and Trustees, reports to and other filings with the Securities and Exchange Commission and any other governmental agencies, and tax returns, and oversee the insurance relationships of the Trust;

(v)
prepare, on behalf of the Trust and at the Trust's expense, such applications and reports as may be necessary to register or maintain the registration of the Trust and/or its shares under the securities or "Blue-Sky" laws of all such jurisdictions as may be required from time to time;

(vi)
respond to any inquiries or other communications of shareholders of the Trust and broker-dealers, or if any such inquiry or communication is more properly to be responded to by the Trust's shareholder servicing and transfer agent or distributor, oversee such shareholder servicing and transfer agent's or distributor's response thereto.

(b)           Any activities performed by the Administrator/Business Manager under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Investment Company Act of 1940 (the "Act") and any rules or regulations in force thereunder; (2) any other applicable laws, rules and regulations; (3) the Declaration of Trust and By-Laws of the Trust as amended and restated from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the investment objective, policies and restrictions of the Trust, as set forth in the Trust’s current Prospectus and Statement of Additional Information.

(c)           The Administrator/Business Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Trust's assets.

(d)           The Administrator/Business Manager shall not be liable for any error in judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(e)           Nothing in this Agreement shall prevent the Administrator/Business Manager or any officer thereof from acting as investment adviser, sub-adviser, administrator or manager for any other person, firm, or corporation, and shall not in any way limit or restrict the Administrator/Business Manager or any of its officers, stockholders or employees from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Administrator/Business Manager expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Adviser or the Trust under this Agreement.  The Trust shall indemnify the Administrator/Business Manager to the full extent permitted by the Trust's Declaration of Trust.

3.  Allocation of Expenses.

(a)           The Administrator/Business Manager shall, at its own expense, provide office space, facilities, equipment, and personnel for the performance of its functions hereunder and shall pay all compensation of Trustees, officers, and employees of the Trust who are affiliated persons of the Administrator/Business Manager.

(b)           The Trust agrees to bear the costs of preparing and setting in type its prospectuses, statements of additional information and reports to its shareholders, and the costs of printing or otherwise producing and distributing those copies of such prospectuses, statements of additional information and reports as are sent to its shareholders.  All costs and expenses not expressly assumed by the Administrator/Business Manager under this Agreement or by the investment adviser or principal underwriter shall be paid by the Trust, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation  of its Trustees other than those affiliated with the Adviser or such sub-adviser, the Administrator/Business Manager, or principal underwriter and expenses of all of its Trustees; (v) legal and audit expenses; (vi) custodian and transfer agent, or shareholder servicing agent, fees and expenses; (vii) expenses incident to the issuance of its shares (including issuance on the payment of, or reinvestment of, dividends); (viii) fees and expenses incident to the registration under Federal or State securities laws of the Trust or its shares; (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust’s shareholders; (xi) expenses of portfolio pricing and keeping the Trust’s accounting records including the computation of net asset value per share and the dividends and (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations for which the Trust may have to indemnify its officers and Trustees.

4.  Compensation of the Administrator/Business Manager.

The Trust shall pay the Administrator/Business Manager, and the Administrator/Business Manager shall accept as full compensation for all services rendered hereunder, a fee payable monthly and computed on the net asset value of the Trust at the end of each business day at the annual rate of 0.22 of 1% of such net asset value.

5.  Duration and Termination.

(a)           This Agreement shall become effective as of the date first written above, after approval by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval and shall, unless terminated as hereinafter provided, continue in effect until the second anniversary of the effective date of this Agreement, and from year to year thereafter.

(b)           This Agreement may be terminated by the Administrator/Business Manager at any time without penalty upon giving the Adviser and the Trust sixty days' written notice (which notice may be waived by them) and may be terminated by the Trust at any time without penalty upon giving the Administrator/Business Manager sixty days' written notice (which notice may be waived by the Administrator/Business Manager) provided that such termination by the Trust shall be directed or approved by a vote of a majority of its Trustees in office at the time, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Trust.

(c)           This Agreement may not be amended, nor shall any successor agreement between the parties be executed or delivered, to increase the compensation of the Administrator/Business Manager without the vote of the Trust's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval, and the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Trust.

6.  Disclaimer of Shareholder Liability.

The Administrator/Business Manager understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; the Administrator/Business Manager represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

ATTEST:	Hawaiian Tax-Free Trust
________________________	By:___________________________________
ATTEST:	Aquila Investment Management LLC
________________________	By:___________________________________

5